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                                                                    EXHIBIT 12.1

STEEL DYNAMICS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                                                                             NINE MONTHS ENDED
                                                                                                               SEPTEMBER 30,
                                                 1997         1998         1999         2000         2001         2002
                                              ----------   ----------   ----------   ----------    ----------   ---------
Interest expense, including amortization
   of debt issuance costs .................   $   9,197    $  16,938    $  22,919    $  21,038    $  21,015    $  21,801
Capitalized interest ......................       8,093        5,878       13,196       17,477       13,993       10,699
                                              ---------    ---------    ---------    ---------    ---------    ---------

        Fixed charges (a) .................      17,290       22,816       36,115       38,515       35,008       32,500


Income before taxes and extraordinary items      59,371       52,626       65,279       84,485        5,113       80,842
Plus amortization of capitalized interest .         848        1,138        1,365        1,501        1,597        2,075
Less capitalized interest .................      (8,093)      (5,878)     (13,196)     (17,477)     (13,993)     (10,699)
                                              ---------    ---------    ---------    ---------    ---------    ---------

        Adjusted earnings (b) .............   $  69,416    $  70,702    $  89,563    $ 107,024    $  27,725    $ 104,718
                                              =========    =========    =========    =========    =========    =========

Ratio (b) / (a) ...........................       4.01x        3.10x        2.48x        2.78x        0.79x        3.22x
                                              =========    =========    =========    =========    =========    =========
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For purposes of calculating our ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and extraordinary items, adjusted for the portion of fixed charges deducted from the earnings, plus amortization of capitalized interest. Fixed charges consist of interest on all indebtedness, including capitalized interest, and amortization of debt issuances costs, excluding amortization of debt issuance costs classified as extraordinary. In 2001, our earnings were insufficient to cover our fixed charges by $7.3 million.